Exhibit 99.1

Conference Call Script

LQDT Q4 and FY 2007

Good Afternoon and Welcome to Liquidity Services, Inc.’s Earnings Release Conference Call for the Fiscal Year 2007 and the three months ended September 30, 2007.  During this call we will refer to Liquidity Services, Inc. as LSI.  Presenting today are Bill Angrick, our Chairman and Chief Executive Officer, and Jim Rallo, our Treasurer and Chief Financial Officer.

This conference call is also being broadcast through the Internet and is available through the Investor Relations section of the Liquidity Services, Inc. Website.

Before we begin, I’d like to remind you that matters discussed on this call contain forward-looking statements that involve risks and uncertainties concerning LSI’s expected financial performance as well as LSI’s strategic and operational plans. These forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those anticipated by these forward-looking statements. These risks and uncertainties include a variety of factors, some of which are beyond our control. These forward-looking statements speak as of today, and you should not rely on them as representing our views in the future, and we undertake no obligation to update these statements after this call.

Please refer to our SEC filings as well as our current earnings release posted a few minutes ago on our website, for a more detailed description of the risk factors that may affect our results. Copies of these documents may be obtained from the SEC or by visiting the investor relations section of our website.

To supplement the Company’s consolidated financial statements presented in accordance with GAAP, we use certain non-GAAP measures.  These non-GAAP measures include EBITDA, Adjusted EBITDA, Adjusted Net Income and Adjusted EPS.  We believe these non-GAAP measures provide useful information to both management and investors.  These measures, however, should not be considered a substitute for, or superior to, GAAP results.  A reconciliation of all non-GAAP measures included in this conference call, to the nearest GAAP measure, can be found in the financial tables included in the press release.

We also use certain supplemental operating data as a measure of certain components of operating performance, which we also believe is useful for management and investors.  This supplemental operating data includes GMV and should not be considered a substitute for, or superior to, GAAP results.

At this time, I’d like to turn the presentation over to our CEO, Bill Angrick.

Thanks and good afternoon.

As detailed in our earnings press release, LSI had a strong finish to FY2007, as we continued to execute our strategy to further develop the leading online marketplace for wholesale, surplus and salvage assets.

LSI’s strong results are due to the tremendous efforts of our dedicated employees, our continued focus on delivering value to our customers and our shared passion for continuous improvement in our business.

LSI has made great strides this past year towards meeting all of our long term strategic objectives, including: expanding our reputation as a best in class solution for the reverse supply chain, building a critical mass of supply and demand within our e-commerce marketplace, continuing to diversify our business, and enhancing our organization and processes to support a much larger enterprise.

We are very proud of our many accomplishments during FY07. Highlights include:

•                  FY07 GMV grew 35% YOY and is approaching a $250 M annualized run rate. More impressive is our achievement of these results, despite a 20% YOY decline in GMV from our DoD Surplus business due to a reengineering of this contract which I’ll comment on later.

•                  GMV associated with our commercial business grew 137% YOY in FY07. Our commercial division has now completed 8 consecutive quarters of over 100% growth and we now possess the broadest and deepest portfolio of large Fortune 500 sellers in the history of the company.

•                  GMV associated with our DoD scrap business grew 40% YOY in FY07. Our innovative online marketplace now supports the sale of over 271 million pounds of scrap metal per year and is the leading online marketplace in this vertical.

•                  GMV associated with our DOD surplus business grew sequentially for the second consecutive quarter during Q4 and property flow trends continue to improve. Moreover, during FY07 LSI further integrated with the DOD to support our client’s important mission through the development and implementation of our Inventory Assurance Program. Our ability to successfully deliver this strategic and innovative solution resulted in LSI receiving an incentive payment under our modified DOD Surplus contract.

•                  Our buyer marketplace continued to deliver strong results for our sellers as we averaged over 5 auction participants per completed transaction during FY07. We now enjoy over 1.1 million annual auction participants in our online marketplaces and in Q4-07 the number of auction participants increased 19% YOY to 293,000, an all-time quarterly record for LSI.

In summary, during this past year our team did a terrific job leveraging our knowledge and domain expertise to strengthen our position and plant the seeds for future growth.

At this time, I will turn the presentation over to Jim Rallo, our CFO and Treasurer to further summarize our recent financial performance and results.

Thanks Bill.

We are pleased that adjusted EBITDA and adjusted diluted EPS for the fourth quarter and the year were ahead of the high end of our guidance, as a result of the incentive features in our Surplus contract that allowed us to earn 30.5% of the profit sharing distribution.  For the fiscal year 2007 measurement period, we received a performance payment of approximately $1.5 million in the fourth quarter.  This incentive will be measured quarterly beginning fiscal year 2008.

I will now discuss in more detail our results for the quarter and then the fiscal year.

The Company continues to experience strong top line growth; as the amount of gross merchandise volume, or GMV, transacted through our marketplaces increased $12.2 million, or 26.6%, to $58.1 million for the three months ended September 30, 2007 from $45.9 million for the three months ended September 30, 2006. We believe this increase is attributable to our investment in our sales and marketing organization, the acquisition of STR on October 16, 2006, as well as increased market acceptance by corporate sellers and professional buyers of our online marketplaces as an efficient channel to auction and purchase wholesale, surplus and salvage assets, which resulted in 115.7% growth in our commercial market place over the same period last year.

Revenue increased $11.9 million, or 30.0%, to $51.7 million for the three months ended September 30, 2007 from $39.8 million for the three months ended September 30, 2006.  This increase was primarily due to the items driving GMV growth.

Cost of goods sold (excluding amortization) increased $10.0 million, or 266.6%, to $13.8 million for the three months ended September 30, 2007 from $3.8 million for the three months ended September 30, 2006. As a percentage of revenue, cost of goods sold (excluding amortization) increased to 26.6% for the three months ended September 30, 2007 from 9.4% for the three months ended September 30, 2006.  These increases are primarily due to an increase in revenue, as well as, an increase in the number of goods sold in our marketplace from sellers utilizing our purchase model.

Profit-sharing distributions decreased $5.4 million, or 25.8%, to $15.4 million for the three months ended September 30, 2007 from $20.8 million for the three months ended September 30, 2006. As a percentage of revenue, profit-sharing distributions decreased to 29.9% for the three months ended September 30, 2007 from 52.4% for the three months ended September 30, 2006. These decreases are a result of faster growth in our commercial business, where most of our sellers do not use the profit-sharing model, as well as a decrease in the amount of profits we are required to pay the DoD under our Surplus and Scrap Contracts, which were modified on September 12, 2006 and May 21, 2007, respectively.

Technology and operations expenses increased $3.1 million, or 51.7%, to $9.1 million for the three months ended September 30, 2007 from $6.0 million for the three months ended September 30, 2006. As a percentage of revenue, these expenses increased to 17.5% for the three months ended September 30, 2007 from 15.0% for the three months ended September 30, 2006. These increases were primarily due to the addition of 81 technology and operations personnel, the majority of whom were needed to support the increased volume of transactions and merchandise discussed above for our commercial business and an additional 49 operating personnel, who were needed to support our inventory assurance program.  We are also experiencing less than optimal utilization of our distribution center network, where we have invested over the last 12 months to support continued growth in our commercial business.

Sales and marketing expenses increased $0.9 million, or 36.4%, to $3.4 million for the three months ended September 30, 2007 from $2.5 million for the three months ended September 30, 2006. As a percentage of revenue, these expenses increased to 6.7% for the three months ended September 30, 2007 from 6.4% for the three months ended September 30, 2006. These increases were primarily due to hiring of 20 additional sales and marketing personnel and $0.3 million in increased expenditures on marketing and promotional activities.

General and administrative expenses increased $1.8 million, or 61.4%, to $4.7 million for the three months ended September 30, 2007 from $2.9 million for the three months ended September 30, 2006. As a percentage of revenue, these expenses increased to 9.1% for the three months ended September 30, 2007 from 7.3% for the three months ended September 30, 2006. These increases were primarily due to (1) costs of $1.0 million related to additional accounting, legal, insurance, compliance and other expenses needed to support our growth and the requirements of being a public company, (2) expenses of $0.3 million related to the adoption of Statement 123(R) and (3) costs of $0.2 million for expenses associated with business development efforts.

The Company continues to have strong cash flow growth.  Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization, or Adjusted EBITDA, increased $1.8 million or 42.6% to $5.8 million for the three months ended September 30, 2007 from $4.0 million for the three months ended September 30, 2006.

The three months ended September 30, 2007 represent the Company’s continued achievement of better than 30% bottom line growth.  Adjusted net income increased $1.1 million or 45.3% to $3.5 million for the three months ended September 30, 2007 from $2.4 million for the three months ended September 30, 2006.

Adjusted diluted earnings per share increased $0.03 or 33.3% to $0.12 for the three months ended September 30, 2007, based on 28.0 million diluted weighted average shares outstanding, from $0.09 and 28.2 million diluted weighted average shares outstanding for the three months ended September 30, 2006.

I will now discuss the fiscal year 2007 results, and will not provide explanations for changes from fiscal year 2006, when those explanations are similar to the ones previously discussed.

The amount of gross merchandise volume transacted through our marketplaces increased $60.5 million, or 34.9%, to $233.6 million for the year ended September 30, 2007 from $173.1 million for the year ended September 30, 2006. We believe this increase is attributable to our investment in our sales and marketing organization and the acquisition of STR on October 16, 2006, as well as increased market acceptance by corporate sellers and professional buyers of our online marketplaces as an efficient channel to auction and purchase wholesale, surplus and salvage assets, which resulted in 137.5% growth in our commercial market place over the same period last year. In addition, our Scrap business which generated 27.6% of our revenue and 23.5% of our gross merchandise volume for the fiscal year ended September 30, 2007, grew 40.0% from fiscal year ended September 30, 2006. The growth of our commercial and scrap businesses was partially offset by a 19.6% decrease in our surplus business from fiscal year ended September 30, 2007 compared to fiscal year ended September 30, 2006.

Revenue increased $50.8 million, or 34.4%, to $198.6 million for the year ended September 30, 2007 from $147.8 million for the year ended September 30, 2006.

Cost of goods sold (excluding amortization) increased $34.9 million, or 286.9%, to $47.1 million for the year ended September 30, 2007 from $12.2 million for the year ended September 30, 2006. As a percentage of revenue, cost of goods sold (excluding amortization) increased to 23.7% in fiscal 2007 compared to 8.2% in fiscal 2006.

Profit-sharing distributions decreased $10.6 million, or 13.2%, to $69.6 million for the year ended September 30, 2007 from $80.2 million for the year ended September 30, 2006.  As a percentage of revenue, profit-sharing distributions decreased to 35.1% in fiscal 2007 from 54.3% in fiscal 2006.

Technology and operations expenses increased $13.3 million, or 66.4%, to $33.4 million for the year ended September 30, 2007 from $20.1 million for the year ended September 30, 2006. As a percentage of revenue, these expenses increased to 16.8% in fiscal 2007 from 13.6% in fiscal 2006.

Sales and marketing expenses increased $4.3 million, or 49.0%, to $13.2 million for the year ended September 30, 2007 from $8.9 million for the year ended September 30, 2006. As a percentage of revenue, these expenses increased to 6.6% in fiscal 2007 from 6.0% in fiscal 2006.

General and administrative expenses increased $4.8 million, or 40.0%, to $16.9 million for the year ended September 30, 2007 from $12.1 million for the year ended September 30, 2006. As a percentage of revenue, these expenses increased to 8.5% in fiscal 2007 from 8.2% in fiscal 2006.

Adjusted EBITDA increased $5.4 million or 35.7% to $20.4 million for the year ended September 30, 2007 from $15.0 million for the year ended September 30, 2006.  As a percentage of revenue adjusted EBITDA increased to 10.3% in fiscal 2007 from 10.2% in fiscal 2006.

Adjusted net income increased $3.8 million, or 45.7%, to $12.2 million for the year ended September 30, 2007 from $8.4 million for the year ended September 30, 2006.  As a percentage of revenue adjusted net income increased to 6.1% in fiscal 2007 from 5.7% in fiscal 2006.

Adjusted diluted earnings per share increased $0.11, or 34.4%, to $0.43 for the year ended September 30, 2007, based on 28.1 million diluted weighted average shares outstanding, from $0.32 and 26.1 million diluted weighted average shares outstanding for the year ended September 30, 2006.

I will now discuss the Company’s other key operating metrics, as I have already touched on GMV, which management believes allows us to monitor the success of our marketing programs, as well as our lotting and merchandising strategies.

Registered Buyers totaled approximately 685,000 at September 30, 2007, representing an increase of 161,000 or 31% over the approximate 524,000 Registered Buyers at September 30, 2006.

Auction Participants, which consist of registered buyers who have bid in an auction during the period, and are counted more than once if they bid in more than one auction, increased to approximately 1,115,000 in fiscal year 2007, an approximate 12% increase over the approximately 993,000 auction participants for fiscal year 2006.  Auction participants increased to approximately 293,000 for the quarter ended September 30, 2007, representing an increase of 47,000 or approximately 19% over the 246,000 Auction Participants for the quarter ended September 30, 2006.

Completed Transactions increased to approximately 212,000, an approximate 9% increase for fiscal year 2007 from the approximately 194,000 completed transactions for fiscal year 2006.  In addition, we experienced a 24% increase in the average value of our transactions, during Fiscal Year 2007, resulting from product mix, lotting and merchandising strategies, as well as buyer demand.  Completed transactions increased to approximately 56,000, an approximate 17% increase for the quarter ended September 30, 2007 from the approximately 48,000 completed transactions for the quarter ended September 30, 2006.  In addition, we experienced a 9% increase in the average value of our transactions over the same time period to over $1,034 for the quarter ended September 30, 2007 from approximately $953 for the quarter ended September 30, 2006.  This increase is being driven buy our buyers, who are looking for larger merchandise lots, especially in our scrap business.

The Company continues to have a strong balance sheet.  At September 30, 2007, LSI had $61.6 million of cash, current assets of $88.7 million and total assets of $111.1 million.  The Company continues to be debt free with current liabilities of $26.9 million and long-term liabilities of $2.2 million, for total liabilities of $29.1 million at September 30, 2007.  Stockholders Equity totaled $82.0 million at September 30, 2007.

Gross merchandise volume and revenue continue to diversify with the commercial sector growing approximately 137% and the scrap business growing approximately 40% during fiscal year 2007.  As a result, our surplus business with the Department of Defense has decreased to 30.6% of GMV and 34.4% of revenue for the quarter ended September 30, 2007 compared to 40.1% and 46.3%, respectively, for the quarter ended September 30, 2006.  For fiscal year 2007, the surplus business decreased to 28.8% of GMV and 33.9% of revenue compared to 48.3% and 56.6%, respectively for fiscal year 2006.

Our scrap business accounted for 22.8% of GMV and 25.7% of revenue for the quarter ended September 30, 2007 compared to 30.1% and 34.7%, respectively, for the quarter ended September 30, 2006.  For fiscal year 2007, the scrap business accounted for 23.5% of GMV and 27.6% of revenue compared to 22.6% and 26.5%, respectively, for fiscal year 2006.

The Company has three primary pricing models, the profit sharing, consignment and purchase model.

The profit sharing model, which is currently represented by the Company’s two significant contracts with the Department of Defense, or our surplus and scrap contracts, now represents 53.4% of GMV and 60.1% of revenue for the quarter ended September 30, 2007 compared to 70.2% and 81.0%, respectively, for the quarter ended September 30, 2006.  For fiscal year 2007, the profit sharing model represented 52.3% of GMV and 61.5% of revenue compared to 70.9% and 83.1%, respectively, for fiscal year 2006.

The consignment model, which is primarily used by our commercial clients; now represents 17.2% of GMV and 5.3% of revenue for the quarter ended September 30, 2007 compared to 21.3% and 7.5%, respectively, for the quarter ended September 30, 2006.

For fiscal year 2007, the consignment model mix was consistent at 22.4% of GMV and 7.3% of revenue compared to 22.4% and 7.2%, respectively, for fiscal year 2006.

The purchase model, which is also primarily used by our commercial clients; now represents 26.3% of GMV and 29.5% of revenue for the quarter ended September 30, 2007 compared to 4.2% and 4.9%, respectively, for the quarter ended September 30, 2006.  For fiscal year 2007, the purchase model represented 21.6% of GMV and 25.4% of revenue compared to 2.6% and 3.0%, respectively, for fiscal year 2006.

The management team is providing the following guidance for the next quarter and fiscal year 2008, which reflects current business trends and our current operating environment, including: (1) the reengineering of certain business and inventory processes in our Surplus business with the DoD, which has resulted in a slowdown of property received by us from the DoD and our expectation that there will be a modest increase in the flow of goods received by us from the DoD over the next quarter and fiscal year and (2) our belief that we have yet to realize the full potential of our distribution center network, personnel, and value-added services necessary to support a much larger commercial business in the future, which has resulted in less than our target profitability.  Our results may be materially affected by changes in business trends and our operating environment, as well as by other factors, including investments we expect to make in our infrastructure and value-added services to support new business in both commercial and public sector markets.

Our Scrap contract with the DoD includes an incentive feature, which can increase the amount of profit sharing distribution we receive from 23% up to 25%.  Payments under this incentive feature are based on the amount of scrap we sell for the DoD to small businesses during the preceding 12 months as of June 30th of each year.  We are eligible to receive this incentive in each year of the term of the Scrap contract and have assumed for purposes of providing guidance regarding our projected financial results for fiscal year 2008 that we will again receive this incentive payment.

Under our Surplus contract there are incentive features that allow us to earn up to an additional 4.5% of the profit sharing distribution above our new base rate of 26%, which began June 1, 2007.  This incentive will be measured quarterly beginning fiscal year 2008.  For the purposes of providing guidance regarding our projected financial results for the first quarter and fiscal year 2008, we have assumed that we will receive a portion of the Surplus contract incentive payments.

Our guidance adjusts EBITDA and Diluted EPS for the effects of the adoption of FAS 123(R), which we estimate to be approximately $1.2 million to $1.4 million per quarter for fiscal year 2008.

We expect GMV for fiscal year 2008 to range from $285 million to $295 million.  We expect GMV for the next quarter to range from $61 million to $63 million.

We expect Adjusted EBITDA for fiscal year 2008 to range from $25.5 million to $26.5 million.  We expect Adjusted EBITDA for the next quarter to range from $5.2 million to $5.4 million.

We estimate Adjusted Earnings Per Diluted Share for fiscal year 2008 to range from $0.53 to $0.55.  In the next quarter, we estimate Adjusted Earnings Per Diluted Share to be $0.11.

I will now turn our discussion back over to Bill.

Thanks Jim.

Looking ahead to FY08, we are a much stronger company and better positioned to take advantage of market opportunities today versus one year ago.

First, we are better equipped to serve the needs of large volume commercial clients. The growing size and liquidity of our online marketplace and integrated value added services represent an increasingly attractive solution for large retailers and manufacturers, particularly in a slowing economy. As a result, business development activity within our commercial business remains strong.

Second, we are well positioned to achieve attractive gross margins whether under consignment, profit sharing or purchase arrangements with sellers. As one of the largest marketplaces for the pricing and sale of goods in the reverse supply chain, we are able to establish strike prices for the goods that flow through our marketplace that deliver positive economic returns to LSI. As such, we are comfortable working under any of these pricing models, including taking title to inventory, when a client deems this a requirement to conduct business with LSI.

Third, we have positioned our services to play a more strategic role in supporting our DoD client’s mission. We believe we have delivered outcomes and results that enhance our credibility and value to this important client. We also believe our past performance record is a strong competitive advantage in the public sector marketplace.

We are very proud of our strong results to date and remain very excited about the long term prospects for building our business. Our growth strategy during FY08 will continue to emphasize the following elements:

First, we will grow our transaction volume with existing commercial and government sellers by leveraging our growing network of buyers, merchandising expertise and marketing programs.

Second, we will continue to add sellers in both the commercial and public sector marketplace based on our strong value proposition and growing scale benefits.

Third, based on the insights gained from serving the reverse supply chain, we will bundle the appropriate value added services with our online marketplace to uniquely serve the needs of sellers and buyers in this sector of the economy.

Fourth, we will continue to invest in the branding and promotion of our marketplace with buyers, as we believe we have only modestly penetrated the addressable buyer marketplace in the US and abroad.

Finally, we will consolidate our position in the fragmented and large reverse supply chain marketplace via acquisition.

In closing, LSI is executing in line with our stated objectives through operational and financial discipline. We thank you for your time and attention today and look forward to answering your questions at this time.